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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE

CONTACT: DANA C. MCLENDON, JR.
         SENIOR VICE PRESIDENT & CHIEF
           ADMINISTRATIVE OFFICER
         (615) 309-2008



                       NEW AMERICAN HEALTHCARE CORPORATION
                           REVISES EARNINGS ESTIMATES

NASHVILLE, Tennessee (February 23, 1999) - New American Healthcare Corporation (NYSE:NAH) today announced that it has reduced its earnings projections for the fourth quarter and year ending March 31, 1999, and for fiscal 2000. The Company is reducing expectations for earnings per share from $0.08 to a loss per share of approximately $0.10 for the fourth quarter ending March 31, 1999. New American Healthcare expects to be able to give a more definitive estimate regarding fiscal year 2000 at the end of March.

         Specifically, the earnings reductions in the fourth quarter stem from managed care pricing pressures in three markets, lower-than-expected volume growth, a slow-down in physician recruitment, and a non-recurring charge relating to the former chief executive officer's severance agreement.

         Commenting on the announcement, Thomas W. Singleton, president and chief executive officer, said, "I regret that one of my first official acts is to signal poor financial results. Unfortunately, the Company is experiencing certain operational challenges which have made this announcement necessary. I don't expect to convince anyone that this is not a serious event; however, I assure you that I would not undertake this challenge unless I was confident that we can fix the problems and restore credibility."

        "The issues we face," Mr. Singleton added, "are not unique to New American, but are common to the hospital industry. I have great confidence in the strong management team assembled




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NAH Revises Earnings Estimates
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February 23, 1999


by Robert Martin, who founded the Company and recently resigned to pursue other interests. With the help of our dedicated management team, I have a high degree of confidence that we can return the Company to profitability in fiscal 2000."

         New American Healthcare Corporation was formed to capitalize on opportunities to be the principal provider of quality, cost-effective healthcare services in the non-urban communities which it targets. Since acquiring its first hospital in August 1996, the Company has acquired ten additional hospitals. These eleven acute care hospitals are located in nine states with 1,347 licensed beds. For additional information about the Company, visit New American Healthcare's web site: http://www.nahc.net.

         This press release contains forward-looking information that is subject to certain risks, trends, and uncertainties that could cause actual results to differ from those projected. Among these risks, trends, and uncertainties are the following: general economic and business conditions, both nationally and in regions where the Company operates; demographic changes; the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on the Company's business; changes in Medicare and Medicaid reimbursement levels; the Company's ability to implement successfully its acquisition and development strategy and changes in such strategy; the availability and terms of financing to fund the expansion of the Company's business, including the acquisition of additional hospitals; the Company's ability to attract and retain qualified management personnel and to recruit and retain physicians and other health care personnel to the rural markets it serves; the effect of managed care initiatives on the rural markets served by the Company's hospitals and the Company's ability to enter into managed care provider agreements on acceptable terms; the effect of liability and other claims asserted against the Company; the effect of competition in the markets served by the Company's hospitals; and other factors referenced in the prospectus.



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